Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend
Derby, VT	July 15, 2005	For immediate release
For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended June 30, 2005 of $757,044, or $0.19 per share, as compared to $819,201 or $0.20 per share for the same period a year ago. Year to date earnings were reported to be $1,487,185 or $0.37 per share, compared to $1,583,043 or $0.40 per share through the first six months of 2004.

     As of June 30, 2005, the company reported assets of $320,450,298 with total loans of $233,864,129 and deposits of $272,102,013 (including repurchase agreements.)

     In commenting on the company's growth and earnings performance, Chairman Richard White said that the bank saw stronger loan activity in the second quarter than the first as both the mortgage market and commercial lending have picked up. The Federal Reserve has raised short term interest rates, as expected, but the longer term interest rates have remained essentially the same with the result that the "yield curve" which depicts the difference between short and long term interest rates has flattened. This creates some challenges in managing spreads, since by and large the bank's deposits and resulting interest expenses are affected more by short term rates than its loans (and interest income) are. Nevertheless the bank's interest income has improved in 2005 due to improving spreads and net loan growth of 13% year over year.

     Additionally White pointed out that the company had to pay more in taxes this year than last because last year the company enjoyed the benefit of a nonrecurring tax credit of $116,540 in 2004 that wasn't available this year.

     The company's board of directors has declared a cash dividend of $0.17 per share, payable August 1, 2005 to shareholders of record as of July 15, 2005.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the company's business or impose additional costs and regulatory requirements.